Exhibit 23(ii)

CONSENT OF ATTORNEYS

The undersigned are named as the attorneys for PILOT FINANCIAL, INC. (f/k/a R J LENDING, INC.) (the “Registrant”) in the Prospectus which is a part of Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of the Registrant filed under the Securities Act of 1933, as amended. The undersigned is also named as the firm which has issued the opinions identified in the Prospectus section captioned “LEGAL OPINION”, which opinion relates to the validity of issuance of the securities described in the Prospectus which is a part of the Registration Statement. The undersigned consents to such references in the Prospectus.

/s/ William T. Kirtley, P.A.

WILLIAM T. KIRTLEY, P.A.

Sarasota, Florida

December 12, 2003